EXHIBIT 99.1

FOR RELEASE at 5:00 p.m. ET
Wednesday, October 6, 2004

Contact: William E. Meade, Jr.
President and Chief Executive Officer
Phone: (303) 262-4500

StarTek Completes Sale of StarTek Europe, Ltd.

DENVER — October 6, 2004 — StarTek, Inc. (NYSE:SRT) today announced the completed sale of the share capital of its subsidiary, StarTek Europe, Ltd., and related facilities in Hartlepool, United Kingdom, to Manchester, U.K.-based Taelus Limited. The corporate name of StarTek Europe, Ltd. has also been changed to IGNITE intelligent outsource integration limited (“IGNITE”).

Taelus, a customer management outsource solutions provider, through its ownership of IGNITE, has taken over ownership and management of the Hartlepool operation in its entirety, including all customer and vendor contracts that are serviced from the UK facility.

“Taelus is an excellent fit for this operation and IGNITE’s UK employees will now be part of a company that qualifies Hartlepool as one of three centers of excellence in Taelus’ global infrastructure,” stated StarTek President, Bill Meade. “We continue our practice of examining our operations and we may exit any businesses that we feel are underperforming. Our decision to sell our UK operation will enable us to redeploy our time, people and money to more profitable aspects of our business and focus on greater areas of market opportunity for StarTek.”

Company Profile

StarTek, Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from seventeen operating facilities, including five in Colorado, five in Canada, and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas, Virginia, and Wyoming. The Company’s primary clients are in the telecommunications and computer software industries, and it also serves clients in the computer hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.

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